Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Alleghany Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-127309, 333-1666259 and 333-186782 on Form S-8 and No. 333-169373 on Form S-3 of Alleghany Corporation and subsidiaries of our reports dated February 22, 2012, with respect to the consolidated statements of earnings and comprehensive income, changes in stockholders’ equity and cash flows of Alleghany Corporation and subsidiaries as of December 31, 2011 for the year ended December 31, 2011, and all related 2011 information on the financial statement schedules which reports appear in the December 31, 2013 annual report on Form 10-K of Alleghany Corporation and subsidiaries.

/s/ KPMG LLP

New York, New York

February 25, 2014